EXHIBIT 12.1
                         RECKSON ASSOCIATES REALTY CORP.
                       RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods shown:


      FOR THE YEARS ENDED DECEMBER 31,
--------------------------------------------     JUNE 3, 1995     JANUARY 1, 1995
                                                      TO                TO
    1999       1998       1997       1996     DECEMBER 31, 1995    JUNE 2, 1995
----------- ---------- ---------- ---------- ------------------- ----------------
   2.06        1.98x      2.68x      2.72x      2.71x                 1.02x (1)

(1) Prior to completion of the IPO on June 2, 1995, the Company's predecessors operated in a manner as to minimize net taxable income to the owners. The IPO and the related formation transactions permitted the Company to deleverage its properties significantly, resulting in a significantly improved ratio of earnings to fixed charges.


The Company's consolidated ratio of earnings to fixed charges and preferred dividends and distributions for the year ended December 31, 1999 and 1998 was 1.52x and 1.59x, respectively. The Company had no preferred capital outstanding prior to April 1998.